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                                                                      Exhibit 21

                     Internet Ventures, Inc. Subsidiaries
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1.   Community Wide Web of Stockton, Inc., d/b/a CWWS and VorNet Internet
     Access, a California corporation

2. Northcoast Internet, Inc., d/b/a Northcoast Internet, Tidepool, and Tomato Web, a California corporation

3. VenturaLink Internet, Inc., d/b/a VenturaLink Internet, a California corporation

4. Win Telecommunications, Inc., d/b/a Win Telecommunications, a California corporation

5. Internet Ventures Oregon, Inc., d/b/a Medford Internet, Infostructure, and Kfalls Net, an Oregon corporation

6. Oregon Wilderness Delivery Service, Inc., d/b/a Budget Internet, an Oregon corporation

7. ComputorLink Publications, Inc., d/b/a ComputorLink Magazine, a Washington corporation

8.   Extent, Inc., d/b/a FutureLink, a Washington corporation

9. Internet On-Ramp, Inc., d/b/a Internet On-Ramp, Next Dimension, and Spokane Online, a Washington corporation

10.  Optimal Systems Integrators, Inc., d/b/a OSI, a Washington corporation

11.  DurangoNet, Inc., d/b/a Frontier Internet, a Colorado corporation

12. Information Technologies International, Inc., d/b/a ITI2, a Colorado corporation

13.  Western Internet Connections, Inc., d/b/a WICNet, a Colorado corporation

14.  CyberPort Station, Inc., d/b/a CyberPort Station, a New Mexico corporation

15.  PeRKInet AG, a German stock corporation